Exhibit 99.1

Investor Relations: The IGB Group Leon Berman 212-477-8438 lberman@igbir.com	Media Contact: Joele Frank, Wilkinson Brimmer Katcher Jon Keehner/ Julie Oakes/ Kate Thompson 212-355-4449

Compass Diversified Holdings Announces Pricing of a Private Add-on Offering of $200 Million of 8.000% Senior Unsecured Notes Due 2026

Westport, Conn., May 5, 2020 - Compass Diversified Holdings (NYSE: CODI) (“CODI”), a Delaware statutory trust and the sole owner of 100% of the trust interests in Compass Group Diversified Holdings, LLC (the “Company”), and the Company announced today that the Company has priced $200 million in aggregate principal amount of 8.000% senior unsecured notes due 2026 (the "Additional Notes") at an issue price of 101.000%, plus accrued interest from May 1, 2020 through the closing date, in a previously announced private add-on offering.

The Additional Notes will be the Company’s senior unsecured obligations and will not be guaranteed by any of the Company’s subsidiaries.

The Company intends to use the net proceeds from the sale of the Additional Notes and the Trust’s recently announced common share offering to repay the outstanding balance on the Company’s existing revolving credit facility, with the remainder of the net proceeds from this offering to be used to provide the Company with liquidity to allow it to opportunistically pursue future acquisitions and for general corporate purposes.

The offering is currently expected to close on May 7, 2020, subject to customary conditions.

The Additional Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The Additional Notes will be offered only to qualified institutional buyers in accordance with Rule 144A and to non-U.S. Persons under Regulation S under the Securities Act.

This press release does not and will not constitute an offer to sell or the solicitation of an offer to buy the Additional Notes, nor will there be any sale of the Additional Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This press release is being issued pursuant to and in accordance with Rule
135c under the Securities Act.

About Compass Diversified Holdings (“CODI”)

CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long-term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our nine majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built technical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of custom molded protective foam solutions and OE components (Foam Fabricators);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The design and manufacture of baseball and softball equipment and apparel (Marucci Sports);

•	The manufacture and marketing of portable food warming systems, creative indoor and outdoor lighting, and home fragrance solutions for the foodservice industry and consumer markets (Sterno); and

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Velocity Outdoor).

This press release may contain certain forward-looking statements, including statements with regard to the use of proceeds from the offering and the closing of the offering. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2019 and in the Form 10-Q filed by CODI with the SEC for the quarter ended March 31, 2020, as well as other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.